EXHIBIT 99.3
Note: The information contained in this exhibit has been updated for the retrospective adoption of a new accounting standard, issued by the Financial Accounting Standards Board, Accounting Standards Update No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” Our debt issuance costs are now presented as a direct deduction from the carrying amount of the debt liability and not as deferred charges presented as assets on the Consolidated Balance Sheets. This exhibit has not been updated for any other changes since the filing of the 2015 Form 10-K. For additional developments since the filing of the 2015 Form 10-K, refer to our periodic reports filed with the U.S. Securities and Exchange Commission through the date of this Current Report on Form 8-K, including our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risks that may result from changes in interest rates, foreign currency exchange rates and prices of equity instruments as well as changes in general economic conditions in the countries where we conduct business. To reduce certain of these risks, we enter into various types of foreign currency and interest rate derivative hedging transactions as part of our risk management program. We do not use derivatives for speculative trading purposes.
In the discussion that follows, we have assumed a hypothetical change in interest rates of 100 basis points from those at December 31, 2015 and 2014. We have also assumed a hypothetical 20% change in foreign currency exchange rates against the U.S. dollar based on its position relative to other currencies as of December 31, 2015 and 2014.
Interest rate sensitive financial instruments
Our portfolio of available-for-sale interest-bearing securities at December 31, 2015 and 2014, was comprised of: U.S. Treasury securities and other government-related debt securities; corporate debt securities; residential mortgage-backed and other mortgage- and asset-backed securities; money market mutual funds; and other short-term interest-bearing securities, composed principally of commercial paper. The fair values of our investment portfolio of interest-bearing securities were $31.0 billion and $26.6 billion at December 31, 2015 and 2014, respectively. Duration is a sensitivity measure that can be used to approximate the change in the value of a security that will result from a 100 basis point change in interest rates. Applying a duration model, a hypothetical 100 basis point increase in interest rates at December 31, 2015 and 2014, would have resulted in a reduction in the fair values of these securities of approximately $840 million and $700 million, respectively, on these dates. In addition, a hypothetical 100 basis point decrease in interest rates at December 31, 2015 and 2014, would not result in a material effect on income or cash flows in the respective ensuing year.
As of December 31, 2015, we had outstanding debt with a carrying value of $31.4 billion and a fair value of $33.1 billion. As of December 31, 2014, we had outstanding debt with a carrying value of $30.6 billion and a fair value of $33.6 billion. Our outstanding debt was comprised primarily of debt with fixed interest rates as the carrying value of variable rate debt was $2.8 billion and $5.2 billion at December 31, 2015 and 2014, respectively. Changes in interest rates do not affect interest expense or cash flows on fixed-rate debt. Changes in interest rates would, however, affect the fair values of fixed-rate debt. A hypothetical 100 basis point decrease in interest rates relative to interest rates at December 31, 2015 and 2014, would have resulted in an increase of approximately $2.5 billion in the aggregate fair value of our outstanding debt on each of these dates. The analysis for the debt does not consider the impact that hypothetical changes in interest rates would have on the related interest rate swap contracts and cross-currency swap contracts, discussed below.
To achieve a desired mix of fixed and floating interest rate debt, we entered into interest rate swap contracts during 2015 and 2014, which qualified and were designated for accounting purposes as fair value hedges, for certain of our fixed-rate debt. These derivative contracts effectively converted a fixed-rate interest coupon to a floating-rate LIBOR-based coupon over the life of the respective note. Interest rate swap contracts with an aggregate notional amount of $6.65 billion were outstanding at December 31, 2015 and 2014. A hypothetical 100 basis point increase in interest rates relative to interest rates at December 31, 2015 and 2014, would have resulted in reductions in fair values of approximately $290 million and $350 million, respectively, on our interest rate swap contracts on these dates and would not result in a material effect on the related income or cash flows in the respective ensuing years. The analysis for the interest rate swap contracts does not consider the impact that hypothetical changes in interest rates would have on the related fair values of debt that these interest rate sensitive instruments were designed to offset.
As of December 31, 2015 and 2014, we had outstanding cross-currency swap contracts with aggregate notional amounts of $2.7 billion that hedge certain of our foreign currency denominated debt and related interest payments. These contracts effectively convert interest payments and principal repayment of this debt to U.S. dollars from euros/pounds sterling and are designated for accounting purposes as cash flow hedges. A hypothetical 100 basis point adverse movement in interest rates relative to interest rates at December 31, 2015 and 2014, would have resulted in reductions in the fair values of our cross-currency swap contracts of approximately $210 million and $260 million, respectively, but would have no material effect on cash flows or income in the respective ensuing year.

Foreign currency sensitive financial instruments
Our international operations are affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies, predominantly the euro. Increases and decreases in our international product sales from movements in foreign currency exchange rates are offset partially by the corresponding increases or decreases in our international operating expenses. Increases and decreases in our foreign currency denominated assets from movements in foreign currency exchange rates are offset partially by the corresponding increases or decreases in our foreign currency denominated liabilities. To further reduce our net exposure to foreign currency exchange rate fluctuations on our results of operations, we enter into foreign currency forward, option and cross-currency swap contracts.
As of December 31, 2015, we had outstanding euro and pound sterling denominated debt with a carrying value and fair value of $3.0 billion and $3.3 billion, respectively. As of December 31, 2014, the carrying value and fair value of this debt denominated in foreign currencies was $3.3 billion and $3.7 billion, respectively. A hypothetical 20% adverse movement in foreign currency exchange rates compared with the U.S. dollar relative to exchange rates at December 31, 2015, would have resulted in an increase in fair value of this debt of approximately $660 million on this date and a reduction in income in the ensuing year of approximately $610 million, but would have no material effect on the related cash flows in the ensuing year. A hypothetical 20% adverse movement in foreign currency exchange rates compared with the U.S. dollar relative to exchange rates at December 31, 2014, would have resulted in an increase in fair value of this debt of approximately $740 million on this date and a reduction in income in the ensuing year of approximately $660 million, but would have no material effect on the related cash flows in the ensuing year. The analysis for this debt does not consider the offsetting impact that hypothetical changes in foreign currency exchange rates would have on the related cross-currency swap contracts which are in place for the majority of the foreign currency denominated debt.
With regard to our $2.7 billion notional amount of cross-currency swap contracts that are designated as cash flow hedges of certain of our debt denominated in euros and pound sterling, as of December 31, 2015 and 2014, a hypothetical 20% adverse movement in foreign currency exchange rates compared with the U.S. dollar relative to exchange rates on these dates, would have resulted in a reduction in the fair values of these contracts of approximately $610 million on each of these dates, but would have no material effect on the related cash flows in the respective ensuing years. The impact on income in the ensuing years from these contracts of this hypothetical adverse movement in foreign currency exchange rates would be fully offset by the corresponding hypothetical changes in the carrying amounts of the related hedged debt.
We enter into foreign currency forward and options contracts that are designated for accounting purposes as cash flow hedges of certain anticipated foreign currency transactions. As of December 31, 2015, we had open foreign currency forward and options contracts, primarily euro-based, with notional amounts of $3.3 billion and $225 million, respectively. As of December 31, 2014, we had open foreign currency forward and options contracts, primarily euro-based, with notional amounts of $3.8 billion and $271 million, respectively. As of December 31, 2015 and 2014, the fair value of these contracts was approximately $140 million and $360 million, respectively. With regard to foreign currency forward and option contracts that were open at December 31, 2015, a hypothetical 20% adverse movement in foreign currency exchange rates compared with the U.S. dollar relative to exchange rates at December 31, 2015, would have resulted in a reduction in fair value of these contracts of approximately $650 million on this date and, in the ensuing year, a reduction in income and cash flows of approximately $320 million. With regard to contracts that were open at December 31, 2014, a hypothetical 20% adverse movement in foreign currency exchange rates compared with the U.S. dollar relative to exchange rates at December 31, 2014, would have resulted in a reduction in fair value of these contracts of approximately $700 million on this date and, in the ensuing year, a reduction in income and cash flows of approximately $380 million. The analysis does not consider the impact that hypothetical changes in foreign currency exchange rates would have on anticipated transactions that these foreign currency sensitive instruments were designed to offset.
As of December 31, 2015 and 2014, we had open foreign currency forward contracts with notional amounts totaling $911 million and $875 million, respectively, that hedged fluctuations of certain assets and liabilities denominated in foreign currencies but were not designated as hedges for accounting purposes. These contracts had no material net unrealized gains or losses at December 31, 2015 and 2014. With regard to these foreign currency forward contracts that were open at December 31, 2015 and 2014, a hypothetical 20% adverse movement in foreign currency exchange rates compared with the U.S. dollar relative to exchange rates on these dates would not have a material effect on the fair values of these contracts, related income or cash flows in the respective ensuing years. The analysis does not consider the impact that hypothetical changes in foreign currency exchange rates would have on assets and liabilities that these foreign currency sensitive instruments were designed to offset.

Market price sensitive financial instruments
As of December 31, 2015 and 2014, we were also exposed to price risk on equity securities included in our portfolio of investments, which were acquired primarily for the promotion of business and strategic objectives. These investments are generally in small capitalization stocks in the biotechnology industry sector. Price risk relative to our equity investment portfolio as of December 31, 2015 and 2014, was not material.
Counterparty credit risks
Our financial instruments, including derivatives, are subject to counterparty credit risk which we consider as part of the overall fair value measurement. Our financial risk management policy limits derivative transactions by requiring transactions to be with institutions with minimum credit ratings of A- or equivalent by S&P, Moody’s or Fitch and requires placing exposure limits on the amount with any individual counterparty. In addition, we have an investment policy that limits investments to certain types of debt and money market instruments issued by institutions primarily with investment grade credit ratings and places restriction on maturities and concentrations by asset class and issuer.

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